Phillips 66 Partners Reports Third-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Third-Quarter Earnings

Highlights

•	Finalized formation of STACK joint venture

•	Completed acquisition of an additional 2.5 percent interest in Explorer Pipeline

•	Increased quarterly distribution by 5 percent to $0.531 per common unit

•	Raised $300 million from issuance of public equity

•	Completed $1.3 billion acquisition of logistics assets from Phillips 66 and issued $1.1 billion of senior notes in October

HOUSTON, October 28, 2016 – Phillips 66 Partners LP (NYSE: PSXP) announces third-quarter 2016 earnings of $83.1 million, or $0.57 per common unit. Cash from operations was $84.3 million, and distributable cash flow was $101.9 million. Adjusted earnings before interest, income taxes, depreciation and amortization (adjusted EBITDA) were $110.9 million in the third quarter, compared with $97.3 million in the second quarter.

“In the quarter, we formed the STACK joint venture, increased our ownership in the Explorer Pipeline and progressed the eastern leg of Bayou Bridge Pipeline,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “Additionally, the October acquisition of crude, product and NGL logistics assets from Phillips 66 increased our run-rate EBITDA to approximately $580 million. We remain on track to achieve $1.1 billion of run-rate EBITDA by the end of 2018.”

On Oct. 19, 2016, the general partner’s board of directors declared a third-quarter 2016 cash distribution of $0.531 per common unit, which represents a 5 percent increase over the second-quarter 2016 distribution of $0.505 per common unit. The Partnership has increased its distribution every quarter since its inception with a compound annual growth rate of 36 percent.

Phillips 66 Partners Reports Third-Quarter Earnings

Financial Results

Phillips 66 Partners’ earnings were $83.1 million in the third quarter of 2016, a 23 percent improvement over earnings of $67.5 million in the prior quarter. The increase was primarily due to the May 2016 acquisition of the remaining 75 percent interest in the Sweeny Fractionator and Clemens Caverns, as well as the Standish Pipeline. Earnings from equity affiliates increased in the third quarter, reflecting increased throughput volumes on the Explorer Pipeline and a full quarter’s throughput on the first leg of the Bayou Bridge Pipeline.

Liquidity, Capital Expenditures and Investments

As of Sept. 30, 2016, total debt outstanding was $1.1 billion. The Partnership had $19 million in cash and cash equivalents and $450 million available under its revolving credit facility. In October 2016, the Partnership increased its revolving credit facility from $500 million to $750 million and extended its maturity to October 2021.

In August 2016, Phillips 66 Partners completed the public offering of 6 million common units representing limited partner interests. Net proceeds of $298.5 million from the offering were utilized to fund acquisitions and repay debt.

The Partnership’s total capital spending for the quarter was $113.2 million. Expansion capital spending totaled $109.8 million in the third quarter, reflecting investments in the newly formed STACK joint venture, the additional interest in the Explorer Pipeline Company and the ongoing construction in the Bakken joint ventures.

Strategic Update

In August, Phillips 66 Partners increased its equity investment in Explorer by 2.5 percent to approximately 22 percent.

Also in the third quarter, Phillips 66 Partners announced the formation of STACK Pipeline LLC, a 50/50 joint venture with Plains All American Pipeline, L.P. to own and operate a common carrier crude oil pipeline from northwestern Oklahoma to Cushing. Under the joint venture agreement, Plains contributed storage and pipeline assets and Phillips 66 Partners contributed $50 million.

The Bayou Bridge Pipeline, in which the Partnership holds a 40 percent interest, began operations in April from Nederland, Texas, to Lake Charles, Louisiana. Development continues on the section from Lake Charles to St. James, Louisiana, with commercial operations for this segment expected to begin in the second half of 2017.

The Sacagawea Pipeline is mechanically complete with startup expected in the fourth quarter of 2016. The pipeline, located in the Bakken region in North Dakota, is being developed through a 50 percent-owned joint venture that has an 88 percent interest in the Sacagawea Pipeline.

Phillips 66 Partners Reports Third-Quarter Earnings

Acquisition Details

On Oct. 14, 2016, Phillips 66 Partners completed its largest acquisition to date, consisting of crude, refined products and NGL logistics assets from Phillips 66 for total consideration of $1.3 billion. The acquired assets support the Phillips 66-operated Bayway, Billings, Borger and Ponca City refineries.

In connection with the acquisition, Phillips 66 entered into 10-year terminaling and throughput agreements with minimum volume commitments covering approximately 85 percent of forecasted volumes. The Partnership funded the acquisition with $1.1 billion of proceeds from newly issued senior notes and $196 million in common and general partner units issued to Phillips 66.

Investor Webcast

Members of Phillips 66 Partners’ executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s third-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Rosy Zuklic (investors) 832-765-2297 rosy.zuklic@p66.com	C.W. Mallon (investors) 832-765-2297 c.w.mallon@p66.com
Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Third-Quarter Earnings

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” and “run-rate EBITDA.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Run-rate EBITDA is a forecast of future EBITDA, and is based on the Partnership’s projections of annual EBITDA inclusive of assets acquired in October 2016 ($580 million) and inclusive of future potential acquisitions by the Partnership ($1.1 billion). Run-rate EBITDA is included to demonstrate the historical growth of the Partnership through the most recent acquisition, as well as management’s intention of future growth through acquisitions and organic projects. We are unable to present a reconciliation of run-rate EBITDA to net income, which is the nearest GAAP financial measure, because certain elements of net income, including interest, depreciation and taxes, were not used in the forecasts and are therefore not available. Together, these items generally result in run-rate EBITDA being significantly greater than net income. On a pro forma basis reflecting the October 2016 acquisition and associated debt financing, depreciation in the latest full fiscal year (2015) was approximately $61 million and interest expense was approximately $85 million.

References in the release to earnings refer to net income attributable to the Partnership. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Third-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q3 2016	Q2 2016
Selected Income Statement Data
Total revenues and other income	$144.3	140.4
Net income	83.1	73.2
Net income attributable to the Partnership	83.1	67.5

Adjusted EBITDA	110.9	97.3
Distributable cash flow	101.9	84.4

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.57	0.51

Selected Balance Sheet Data
Cash and cash equivalents	$19.0	35.7
Equity investments	1,103.4	1,007.8
Total assets	2,880.5	2,772.7
Total debt	1,141.4	1,343.1

Total Equity
Equity held by public
Common units	$1,790.3	1,483.7
Equity held by Phillips 66
Common units	468.9	465.0
General partner	(599.6)	(605.1)
Accumulated other comprehensive loss	(1.2)	(0.8)
Total Equity	$1,658.4	1,342.8

Phillips 66 Partners Reports Third-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q3 2016	Q2 2016
Revenues and Other Income
Operating revenues—related parties	$108.4	108.1
Operating revenues—third parties	1.8	2.1
Equity in earnings of affiliates	33.8	29.9
Other income	0.3	0.3
Total revenues and other income	144.3	140.4

Costs and Expenses
Operating and maintenance expenses	25.5	27.9
Depreciation	15.1	14.5
General and administrative expenses	9.2	7.8
Taxes other than income taxes	1.2	5.6
Interest and debt expense	9.9	11.0
Other expenses	0.1	—
Total costs and expenses	61.0	66.8
Income before income taxes	83.3	73.6
Provision for income taxes	0.2	0.4
Net Income	83.1	73.2
Less: Net income attributable to Predecessors	—	5.7
Net income attributable to the Partnership	$83.1	67.5

Phillips 66 Partners Reports Third-Quarter Earnings

Selected Operating Data
	Thousands of Barrels Daily
	Q3 2016	Q2 2016
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly-Owned Pipelines
Crude oil	257	287
Refined products	619	622
Total	876	909

Select Joint Venture Pipelines(2)
Natural gas liquids	346	346

Terminals
Terminaling throughput and storage volumes(3)
Crude oil(4)	541	559
Refined products	442	450
Total	983	1,009
(1) Represents the sum of volumes transported through each separately tariffed pipeline system.
(2) Total post-acquisition pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Terminaling throughput and storage volumes include leased capacity converted to a MBD-equivalent based on capacity divided by days in the period.
(4) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q3 2016	Q2 2016
Revenue
Average pipeline revenue*	$0.46	0.49
Average terminaling and storage revenue	0.39	0.38
* Excludes average pipeline revenue per barrel from equity affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q3 2016	Q2 2016
Partnership Capital Expenditures and Investments
Expansion	$109.8	57.9
Maintenance	3.4	3.0
Total Partnership	113.2	60.9

Predecessors	—	10.1
Total Consolidated	$113.2	71.0

Phillips 66 Partners Reports Third-Quarter Earnings

Cash Distributions
	Millions of Dollars
	Q3 2016	Q2 2016
Cash Distributions*
Common units—public	$22.9	18.7
Common units—Phillips 66	34.0	30.4
General partner—Phillips 66	25.6	20.7
Total	$82.5	69.8
*Cash distributions declared attributable to the indicated periods.

Cash Distribution Per Unit (Dollars)	$0.5310	0.5050

Coverage Ratio*	1.24x	1.21x
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q3 2016	Q2 2016
Reconciliation to Net Income
Net Income	$83.1	73.2
Plus:
Depreciation	15.1	14.5
Net interest expense	9.9	10.9
Provision for income taxes	0.2	0.4
EBITDA	108.3	99.0
Distributions in excess of equity earnings	0.3	2.2
Expenses indemnified or prefunded by Phillips 66	0.1	3.9
Transaction costs associated with acquisitions	2.2	0.7
EBITDA attributable to Predecessors	—	(8.5)
Adjusted EBITDA	110.9	97.3
Plus:
Deferred revenue impacts*	4.3	1.3
Less:
Net interest	9.9	10.9
Income taxes paid	—	0.3
Maintenance capital expenditures	3.4	3.0
Distributable Cash Flow	$101.9	84.4
*Difference between cash receipts and revenue recognition.

Phillips 66 Partners Reports Third-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q3 2016	Q2 2016
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$84.3	94.6
Plus:
Net interest expense	9.9	10.9
Provision for income taxes	0.2	0.4
Changes in working capital	12.0	(1.8)
Undistributed equity earnings	2.7	1.7
Accrued environmental costs	(0.2)	0.1
Other*	(0.6)	(6.9)
EBITDA	108.3	99.0
Distributions in excess of equity earnings	0.3	2.2
Expenses indemnified or prefunded by Phillips 66	0.1	3.9
Transaction costs associated with acquisitions	2.2	0.7
EBITDA attributable to Predecessors	—	(8.5)
Adjusted EBITDA	110.9	97.3
Plus:
Deferred revenue impacts†	4.3	1.3
Less:
Net interest	9.9	10.9
Income taxes paid	—	0.3
Maintenance capital expenditures	3.4	3.0
Distributable Cash Flow	$101.9	84.4
* Primarily deferred revenue. † Difference between cash receipts and revenue recognition.